UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12
SOLERA NATIONAL BANCORP, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:
☐ Fee paid previously by written preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

NEWS RELEASE
On April 7, 2014, Solera National Bancorp, Inc. issued the following news release:

SOLERA NATIONAL BANCORP, INC. PROVIDES UPDATE REGARDING DISCUSSIONS WITH STOCKHOLDER

LAKEWOOD, Colo., April 7, 2014 (GLOBE NEWSWIRE) - Solera National Bancorp, Inc. (OTCQB:SLRK) (the “Company,” “Solera,” or “we”), the holding company for Solera National Bank, today announced that it has had informal discussions with Michael Quagliano, a holder of approximately 23% of the Company’s stock. As previously disclosed, Mr. Quagliano has notified the Company that he intends to nominate certain persons, including himself, for election as director at the Company’s 2014 annual shareholders’ meeting.

Mr. Quagliano continues to refuse to meet with representatives of the Company in person despite the Company’s offer to meet at any time or place he chooses. However, he has recently had telephone conversations with the Company’s CEO, John P. Carmichael. In an attempt to avoid a costly and disruptive proxy contest, Mr. Carmichael raised the possibility in those conversations of Mr. Quagliano receiving board representation approximately in proportion to his ownership in the Company. Mr. Quagliano categorically rejected any negotiated agreement on those terms, and has instead insisted on obtaining outright control of the Company for himself and his nominees despite holding less than a quarter of the outstanding stock. He has also declined to propose any transaction in which he would acquire the remaining outstanding stock. The Company’s board of directors continues to believe that Mr. Quagliano’s stated objective to seize control of the Company, and to do so without paying all shareholders a fair price, including a control premium, for their stock, is not in the best interests of the shareholders.

About Solera National Bancorp, Inc.

Solera National Bancorp, Inc. was incorporated in 2006 to organize and serve as the holding company for Solera National Bank, which opened for business in September of 2007. Solera National Bank is a community bank serving emerging businesses in Lakewood, Colorado with five additional loan production offices in South Denver, Boulder, Durango, north Colorado Springs and downtown Colorado Springs. At the core of Solera National Bank is welcoming, inclusive and respectful customer service, a focus on supporting a growing and diverse Colorado economy, and a passion to serve the Hispanic community through service, education and volunteerism. For more information, please visit http://www.solerabank.com.

CONTACT: SOLERA NATIONAL BANCORP, INC.
JOHN P. CARMICHAEL, PRESIDENT & CEO
(303) 937-6422

Important Additional Information
Solera, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Solera shareholders in connection with the matters to be considered at the Company’s 2014 annual meeting. Solera has filed a preliminary proxy statement, and intends to file a definitive proxy statement and WHITE proxy card, with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from Solera shareholders. SOLERA SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AS AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION.

Information regarding the ownership of Solera’s directors and executive officers in Solera stock and options is included in their SEC filings on Forms 3, 4, and 5, which can be found through the Company’s website (www.solerabank.com) in the section “Investor Relations” or through the SEC’s website at www.sec.gov. Information can also be found in Solera’s other SEC filings, including the preliminary proxy statement for the 2014 annual meeting and the Annual Report on Form 10-K for the year ended December 31, 2013. More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is and will be in the proxy statement and other materials to be filed with the SEC in connection with the annual meeting. Shareholders will be able to obtain the proxy statement, any amendments or supplements to the proxy statement and other documents filed by Solera with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at Solera’s website at www.solerabank.com, or by calling Solera’s proxy solicitor, Alliance Advisors, LLC, toll free at (855) 737-3177.